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                                                                    EXHIBIT 99.1


BELLEVUE, Washington (January 11, 2002) -- SAFLINK Corporation (OTC Bulletin
Board: SFLK), a leading provider of biometric authentication and security software, announced today that it has raised approximately $6 million in additional capital through the exercise of warrants issued to the holders of the Company's Series E Preferred Stock.

Under a Special Warrant Offer, certain holders of SAFLINK's Series E Preferred Stock exercised a total of 6,038,252 Series A and B warrants at $1 per share. In connection with the exercise, the investors will receive one Series C Warrant for each Series A or Series B Warrant exercised. The Series C Warrant, originally exercisable at $2.25 per share, will increase to $3.50 per share six months following the effectiveness of the registration statement covering the Series C Warrant shares. Following the Special Warrant Offering, SAFLINK has 10,594,211 shares of common stock issued and outstanding. An additional 5,714,309 shares of common stock are issuable upon the conversion of all the Series E Preferred Stock. Utilizing the proceeds of the Special Warrant Offer, the Company intends to repay both short and long term obligations and will be debt free.

"Over the last few months, we have seen an increase in the demand for our enterprise security products, and we anticipate ongoing growth in that demand in today's increasingly security-oriented environment," said Glenn Argenbright, SAFLINK's Chairman and CEO. "This new investment provides the Company with the capital it needs to meet our customers' needs as well as sufficient working capital and resources to sustain operations and maximize shareholder value through 2002."

Argenbright attributed the growing demand for SAFLINK's biometric middleware software solutions to the Company's multi-platform strategy. SAFLINK's products support the latest face, voice, finger and iris authentication technologies, allowing customers to choose their preferred biometric method based on the needs of their individual organizations. This gives the Company's products broader appeal than the single-platform solutions offered by most vendors.

SAFLINK is one of the few public companies trading in the United States that is focused exclusively on biometrics, along with Identix (Nasdaq: IDNX), Visionics (Nasdaq: VSNX) and Viisage (Nasdaq: VISG).

The Special Warrant Offer was conditional upon participants in the Special Warrant Offer waiving the anti-dilution provisions applicable to their Series A and Series B Warrants and the holders of the Series E Preferred Stock agreeing to waive anti-dilution provisions applicable to the Series E Preferred Stock.

SAFLINK intends to apply proceeds received from the exercise of the Series A and Series B Warrants to repay principal and interest payments during the one year extension period of the $1.0 million note issued to RMS Limited Partnership, which is due in May 2002.
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About SAFLINK

SAFLINK Corporation, based in Bellevue, Washington, brings "The Power of Biometric Authentication(TM)'' solutions to workstations and enterprise networks through biometrics. The company provides cost-effective multi-biometric software solutions to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. Further information is available through the company's web site at www.saflink.com. NOTE: "The Power of Biometric Authentication" and "SAFLINK" are trademarks of SAFLINK Corporation. All brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company's financial condition (including its short-term capital needs) and its ability to sell its products, as well as other factors that are discussed in the Company's 424(b)(3) Prospectus filed with the SEC December 14, 2001 and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission